                                                                  Exhibit (h)(7)

                 PARTIAL FUND ADMINISTRATION SERVICING AGREEMENT

     THIS AGREEMENT is made and entered into this 14th day of March, 2006, by and between OHIO NATIONAL FUND, INC., a Maryland corporation, DOW TARGET VARIABLE FUND, LLC, an Ohio limited liability company (collectively referred to as the "Corporation"), OHIO NATIONAL INVESTMENTS, INC., (the "Adviser") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

     WHEREAS, the Corporation is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

     WHEREAS, USBFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and

     WHEREAS, the Corporation desires to retain USBFS to provide fund administration services to each series of the Corporation listed on Exhibit A hereto (as amended from time to time) (each a "Fund" and collectively, the "Funds").

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.   APPOINTMENT OF USBFS AS ADMINISTRATOR

     The Corporation hereby appoints USBFS as administrator of the Corporation on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.   SERVICES AND DUTIES OF USBFS

     USBFS shall provide the following administration services to the Fund:

     A.   Financial Reporting:

          (1)  SEC Registration and Reporting:

               a.   Prepare and file Form N-Q.

               b. Prepare the schedules of investments to be included in the annual and semiannual shareholder reports.

     B.   IRS Compliance:

          (1) Monitor the Corporation's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), including without limitation, review of the following:

               a.   Asset diversification

               b.   Qualifying income requirements

               c.   Distribution requirements

          (2) Calculate required distributions (including excise tax distributions)

     C.   Tax Reporting:

          (1) Prepare and file on a timely basis appropriate federal and state tax returns including, without limitation, Form 1120, with any necessary schedules.

          (2)  Prepare state income breakdowns where relevant.

          (3)  Monitor wash sale losses.

          (4)  Calculate eligible dividend income for corporate shareholders.

3.   COMPENSATION

     USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. The Corporation shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Corporation shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Corporation is disputing any amounts in good faith. The Corporation shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Corporation is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1 1/2% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Corporation to USBFS shall only be paid out of the assets and property of the particular Fund involved.

4.   REPRESENTATIONS AND WARRANTIES

     A. The Corporation hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

          (1) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

          (2) This Agreement has been duly authorized, executed and delivered by the Corporation in accordance with all requisite action and constitutes a valid and legally binding obligation of the Corporation, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

          (3) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

     B. USBFS hereby represents and warrants to the Corporation, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

          (1) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

          (2) This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

          (3) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

5.   STANDARD OF CARE; INDEMNIFICATION; LIMITATION OF LIABILITY

     A. USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Corporation in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS's control, except a loss arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Corporation shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Corporation, as approved by the Board of Directors of the Corporation, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Corporation, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term "USBFS" shall include USBFS's directors, officers and employees.

          USBFS shall indemnify and hold the Corporation harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Corporation may sustain or incur or that may be asserted against the Corporation by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS's refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term "Corporation" shall include the Corporation's directors, officers and employees.

          Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

          In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Corporation shall be entitled to inspect USBFS's premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Corporation, at such times as the Corporation may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

          Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

     B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

     C. The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

     D. If USBFS is acting in another capacity for the Corporation pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

6.   DATA NECESSARY TO PERFORM SERVICES

     The Corporation or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

7.   PROPRIETARY AND CONFIDENTIAL INFORMATION

     USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Corporation, all records and other information relative to the Corporation and prior, present, or potential shareholders of the Corporation (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Corporation, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Corporation. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Corporation or its agent, shall not be subject to this paragraph.

     Further, USBFS will adhere to the privacy policies adopted by the Corporation pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Corporation and its shareholders.

8.   RECORDS

     USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Corporation, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Corporation and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Corporation or its designee on and in accordance with its request.

9.   COMPLIANCE WITH LAWS

     The Corporation has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2002 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and SAI. USBFS's services hereunder shall not relieve the Corporation of its responsibilities for assuring such compliance or the Board of Director's oversight responsibility with respect thereto.

10.  TERM OF AGREEMENT; AMENDMENT

     This Agreement shall become effective as of the date first written above and will continue in effect for a period of one year. Thereafter, if not terminated, this Agreement shall continue in effect automatically as to each Fund for successive one-year periods. Subsequent to the initial one-year term, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Corporation, and authorized or approved by the Board of Directors.

11.  DUTIES IN THE EVENT OF TERMINATION

     In the event that, in connection with termination, a successor to any of USBFS's duties or responsibilities hereunder is designated by the Corporation by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Corporation, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Corporation (if such form differs from the form in which USBFS has maintained the same, the Corporation shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS's personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Corporation.

12.  ASSIGNMENT

     This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Corporation without the written consent of USBFS, or by USBFS without the written consent of the Corporation accompanied by the authorization or approval of the Corporation's Board of Directors.

13.  GOVERNING LAW

     This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

14.  NO AGENCY RELATIONSHIP

     Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

15.  LEGAL-RELATED SERVICES

     Nothing in this Agreement shall be deemed to appoint USBFS and its officers, directors and employees as the Corporation's attorney, form an attorney-client relationship or require the provision of legal advice. The Corporation acknowledges that in-house USBFS attorneys exclusively represent USBFS and rely on outside counsel retained by the Corporation to review all services provided by in-house USBFS attorneys and to provide independent judgment on the Corporation's behalf. Because no attorney-client relationship exists between in-house USBFS attorneys and the Corporation, any information provided to USBFS attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances. USBFS represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

16.  SERVICES NOT EXCLUSIVE

     Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

17.  INVALIDITY

     Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

18.  LEGAL-RELATED SERVICES

     Nothing in this Agreement shall be deemed to appoint USBFS and its officers, directors and employees as the Corporation's attorneys, form attorney-client relationships or require the provision of legal advice. The Corporation acknowledges that in-house USBFS attorneys exclusively represent USBFS and rely on outside counsel retained by the Corporation to review all services provided by in-house USBFS attorneys and to provide independent judgment on the Corporation's behalf. Because no attorney-client relationship exists between in-house USBFS attorneys and the Corporation, any information provided to USBFS attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances. USBFS represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

19.  NOTICES

     Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:

     Notice to USBFS shall be sent to:

          U.S. Bancorp Fund Services, LLC
          615 East Michigan Street
          Milwaukee, WI 53202

     and notice to the Corporation shall be sent to:

          Ohio National Fund, Inc. or
          Dow Target Variable Fund, LLC
          One Financial Way
          Cincinnati OH 45242

20.  MULTIPLE ORIGINALS

     This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.


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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

OHIO NATIONAL FUND, INC.                U.S. BANCORP FUND SERVICES, LLC


By:                                     By:
    ---------------------------------       ------------------------------------
Name:                                   Name: Joe D. Redwine
      -------------------------------   Title: President
Title:
       ------------------------------


DOW TARGET VARIABLE FUND, LLC


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------


OHIO NATIONAL INVESTMENTS, INC.


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------

                                    EXHIBIT A
                                     TO THE
                 PARTIAL FUND ADMINISTRATION SERVICING AGREEMENT

                                   FUND NAMES

                   Separate Series of Ohio National Fund, Inc.

Name of Series

EQUITY PORTFOLIO
MONEY MARKET PORTFOLIO
BOND PORTFOLIO
OMNI PORTFOLIO
INTERNATIONAL PORTFOLIO
INTERNATIONAL SMALL COMPANY PORTFOLIO
CAPITAL APPRECIATION PORTFOLIO
DISCOVERY PORTFOLIO
AGGRESSIVE GROWTH PORTFOLIO
SMALL CAP GROWTH PORTFOLIO
MID CAP OPPORTUNITY PORTFOLIO
CAPITAL GROWTH PORTFOLIO
S&P 500 INDEX PORTFOLIO
HIGH INCOME BOND PORTFOLIO
BLUE CHIP PORTFOLIO
NASDAQ-100 INDEX PORTFOLIO
BRISTOL PORTFOLIO
BRYTON GROWTH PORTFOLIO
U.S. EQUITY PORTFOLIO
BALANCED PORTFOLIO
COVERED CALL PORTFOLIO
TARGET VIP PORTFOLIO
TARGET EQUITY/INCOME PORTFOLIO
1st Quarter Dow 5
2nd Quarter Dow 5
3rd Quarter Dow 5
4th Quarter Dow 5
1st Quarter Dow 10
2nd Quarter Dow 10
3rd Quarter Dow 10
4th Quarter Dow 10

                                    EXHIBIT B
                                     TO THE
                 PARTIAL FUND ADMINISTRATION SERVICING AGREEMENT

                                  FEE SCHEDULE

                    FUND ADMINISTRATION & COMPLIANCE SERVICES
                           FEE SCHEDULE- FEBRUARY 2006

Conversion and extraordinary services   COMPLIANCE SOI REPORTING
quoted separately.
                                        -    $31,500 Annually: ($1500/fund, 21
Plus out-of-pocket expenses,                 funds) entire amount is an
including but not limited to:                out-of-pocket expense

-    Postage, Stationery                RIC TAX SERVICE

-    Programming, Special Reports       -    $57,500 annually: ($2,500 / fund,
                                             23 funds) Prorated monthly
-    Compliance Systems Costs                $4,791.67; amount to be increased
                                             by out-of-pocket expenses of
-    Proxies, Insurance                      Gainskeeper

-    EDGAR filing                       EOFFICE

-    Retention of records               -    $125 / month

-    Federal and state regulatory       REPORTSOURCE
     filing fees
                                        -    $175 / month
-    Certain insurance premiums

-    Expenses from board of directors
     meetings

-    Auditing and legal expenses

-    Blue Sky conversion expenses (if
     necessary)

-    All other out-of-pocket expenses

Fees are billed monthly.

*    Subject to CPI increase, Milwaukee MSA.


                                      B-1